For Immediate Release

       BrainStorm Completes $1.5 Million Private Placement
- Financing to be used to Establish its Development Program

Tel Aviv, Israel - March 1, 2005 - BrainStorm Cell Therapeutics (OTC BB:
BCLI.OB), an emerging company in stem cell therapeutics for neurodegenerative diseases, today announced that the Company has completed a final closing of its seed private placement, under which it raised approximately $1.5 million in aggregate. Previous closings under this private placement, the terms of which are detailed in a Form 8-K filed with the Securities and Exchange Commission, occurred in October and November of 2004.

As disclosed by the Company in November, the funding provided the Company with the requisite capital to meet its fund raising obligations under the technology license agreement with Ramot at Tel Aviv University. Based on this license, the Company is developing its proprietary NurOwnTM platform, as an autologous cell therapy for neurodegenerative diseases, such as Parkinson's Disease, Multiple Sclerosis and Alzheimer's Disease. The funding will also be used to cover costs of extending the Company's management base, recruiting senior scientific personnel, and building laboratory facilities for its research & development activity.

Brainstorm concurrently announced the launch of its website www.brainstorm-cell.com.

"The seed funding mechanism lays the foundation for initiating and accomplishing our immediate goals, " stated Dr. Yaffa Beck, CEO. "We are now exploring longer-term financing mechanisms, so that we can spearhead preclinical research and development with a view towards clinical trial activities. We are excited that the stem cell area of life sciences, in which we operate, is experiencing explosive growth and significant recognition, and we look forward to executing on our vision of bringing quality solutions for debilitating incurable diseases" Beck concluded.

About BrainStorm Cell Therapeutics Inc.
BrainStorm Cell Therapeutics Inc. is an emerging company developing neural-like stem cell therapeutic products, NurOwn(TM), based on autologous bone marrow
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derived stromal cells, for treatment of neurodegenerative diseases. NurOwn(TM)
patent pending technology is based on discoveries made by the team of prominent neurologist, Prof. Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, at the Felsenstein Medical Research Center of Tel-Aviv University, enabling the differentiation of bone marrow derived stem cells into functional neurons, as demonstrated in animal models. The company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. The company's initial focus is on developing treatments for Parkinson's Disease.

About Stem Cell Therapy
Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells may be sourced from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells, has become the center of significant ethical and moral debate. In contrast, use of adult stem cells does not face the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the 'diseased' cells with 'healthy' cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, both embryonic stem cells (ESC) and adult stem cells (ASC) are being explored as the potential basis for multiple cell therapy products.

About Parkinson's Disease
Parkinson's Disease (PD), which was first described by James Parkinson in 1817 as "the shaking palsy", is a chronic, progressive neurodegenerative disorder, affecting the brain cells responsible for production of dopamine. The symptoms include tremors, rigidity, slowness of movement and impaired balance. Over four million people in the developed world, including as many as 1.5 million Americans, mainly over the age of 65, are diagnosed with PD. That figure is predicted to rise by 10% by 2010. Pharmaceutical treatments of PD with an estimated combined annual market value of $4 billion, are insufficient to meet patient needs. The search for more effective treatments continues.

Safe Harbor Statement:
Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc. actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks associated with BrainStorm Cell Therapeutics Inc. limited operating history, history of losses and expectation to incur losses for the foreseeable future; need to raise additional capital to execute on its business plan; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwn(TM) technology; dependence on key executives who have recently joined the company and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in BrainStorm Cell Therapeutics Inc. market; the limited public trading market for BrainStorm Cell Therapeutics Inc. stock which may never develop into an active market; and other factors detailed in BrainStorm Cell Therapeutics Inc. annual report on From 10-KSB, quarterly reports on Form 10-QSB, current reports on From 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov/ or by request to the Company.